PRESS RELEASE

FOR IMMEDIATE RELEASE	Contacts:
April 30, 2014	Michael E. Scheopner
President and Chief Executive Officer
Mark A. Herpich
Chief Financial Officer
(785) 565-2000

Landmark Bancorp, Inc. Announces Results for the First Quarter of 2014

Declares Cash Dividend of $0.19 per Share

(Manhattan, KS, April 30, 2014) – Landmark Bancorp, Inc. (Nasdaq: LARK), a bank holding company serving 23 communities across Kansas, reported net earnings of $1.7 million ($0.53 per diluted share) for the quarter ended March 31, 2014, compared to $1.4 million ($0.46 per diluted share) for the first quarter of 2013. Management will host a conference call to discuss these results at 10:00 a.m. (CT) on Thursday, May 1, 2014. Investors may participate via telephone by dialing (888) 317-6016. A replay of the call will be available through June 1, 2014, by dialing (877) 344-7529 and using conference number 10045088.

Additionally, Landmark’s Board of Directors declared a cash dividend of $0.19 per share, to be paid May 28, 2014, to common stockholders of record on May 14, 2014.

Michael E. Scheopner, President and Chief Executive Officer, commented: “We are pleased to report net earnings of $1.7 million for the first quarter of 2014, an 18.0% year-over-year increase, driven primarily by our acquisition of Citizens Bank on November 1, 2013, which was accretive to first-quarter results. The Citizens acquisition represented a milestone in our disciplined approach to building the scale of Landmark National Bank’s franchise. We are very excited about our new customer relationships, expanding Landmark’s already strong presence and opening up additional opportunities in key markets in eastern Kansas. During the first quarter of 2014, return on average assets was 0.84% and return on average equity was 10.81%. While we continue to focus on growing Landmark’s loan portfolio with quality credit relationships, the low interest rate environment and slow-growth economy represent ongoing headwinds to improving our net interest margin and expanding lending. Despite these headwinds, we believe that Landmark’s risk management practices and capital strength position us well for long-term growth as the economy expands and the interest rate environment begins to return to a more normal level.”

First Quarter Financial Highlights

Net interest income was $6.0 million for the quarter ended March 31, 2014, an increase of $1.6 million, or 36.9%, from the first quarter of 2013. Net interest margin, on a tax equivalent basis, increased from 3.38% in the first quarter of 2013 to 3.49% in the first quarter of 2014. The increases in net interest income and net interest margin were primarily the result of our acquisition of Citizens Bank, which increased average interest-earning assets from $565.3 million in the first quarter of 2013 to $736.9 million in the first quarter of 2014. Our provision for loan losses of $150,000 in the first quarter of 2014 declined from a $300,000 provision in the first quarter of 2013, but represented an increase from the fourth quarter of 2013 when we did not record a provision for loan losses.

Total non-interest income was $3.2 million in the first quarter of 2014, an increase of $602,000, or 22.9%, compared to the same period of 2013, primarily as a result of the Citizens Bank acquisition. The higher non-interest income resulted from increases of $362,000 in fees and service charges, $86,000 in gains on sales of loans and $180,000 in other non-interest income, which was driven by higher lease revenue associated with the acquisition.

Non-interest expense increased $1.9 million, or 39.5%, to $6.8 million for the first quarter of 2014 compared to a year earlier. The increase in non-interest expense was primarily the result of increases of $1.0 million in compensation and benefits, $411,000 in occupancy and equipment, $193,000 in other non-interest expense and $152,000 in data processing. The higher expenses in the first quarter of 2014 primarily reflected ongoing operating costs relating to the eight additional branches assumed in the Citizens Bank acquisition. During the first quarter of 2014, we recorded income tax expense of $576,000, compared to $395,000 during the same period of 2013. Our effective tax rate increased from 21.5% in the first quarter of 2013 to 25.3% in the first quarter of 2014 as a result of higher earnings before income taxes, while tax-exempt income remained stable between the periods.

Balance Sheet Highlights

Total assets decreased $3.4 million, or 0.4%, to $825.4 million at March 31, 2014, from $828.8 million at December 31, 2013. Net loans decreased $2.6 million, or 0.6%, to $411.6 million at March 31, 2014, compared to $414.0 million at December 31, 2013. Investment securities increased $1.1 million, or 0.3%, to $306.6 million at March 31, 2014, from $305.5 million at December 31, 2013. Stockholders’ equity increased to $65.5 million (book value of $20.64 per share) at March 31, 2014, from $62.7 million (book value of $19.96 per share) at December 31, 2013. The ratio of equity to total assets increased to 7.94% at March 31, 2014, from 7.56% at December 31, 2013, and our ratio of tangible equity to tangible assets increased to 5.40% from 5.00% for the same periods.

At March 31, 2014, the allowance for loan losses was $5.6 million, or 1.35% of gross loans outstanding, compared to $5.5 million, or 1.32% of gross loans outstanding, at December 31, 2013. Non-performing loans increased to $12.4 million, or 2.96% of gross loans, at March 31, 2014, from $9.8 million, or 2.35% of gross loans, at December 31, 2013. The increase in non-performing loans was primarily associated with a $3.8 million land loan relationship which was over 90 days past maturity. In 2012, the loans involved in this relationship were classified as troubled debt restructurings to allow the borrower one year to sell the properties. In early April, we finalized an agreement with the borrower to liquidate the properties, which we expect to occur in the second or early third quarter of 2014. The loans were still accruing interest as of March 31, 2014, as the value of the collateral securing the loans exceeded the outstanding loan balances. We recorded net loan charge-offs of $50,000 during the first quarter of 2014 compared to net loan charge-offs of $247,000 during the same period of 2013.

About Landmark

Landmark Bancorp, Inc., the holding company for Landmark National Bank, is listed on the NASDAQ Global Market under the symbol “LARK.” Headquartered in Manhattan, Kansas, Landmark National Bank is a community banking organization dedicated to providing quality financial and banking services. Landmark National Bank has 30 locations in 23 communities across Kansas: Manhattan (2), Auburn, Dodge City (2), Fort Scott (3), Garden City, Great Bend (2), Hoisington, Iola, Junction City, Kincaid, LaCrosse, Lawrence (2), Lenexa, Louisburg, Mound City, Osage City, Osawatomie, Overland Park, Paola, Pittsburg, Topeka (2), Wamego and Wellsville, Kansas. Visit www.banklandmark.com for more information.

Special Note Concerning Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of Landmark Bancorp, Inc (the “Company”). Forward-looking statements, which may be based upon beliefs, expectations and assumptions of our management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions. Additionally, all statements in this press release, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events. A number of factors, many of which are beyond our ability to control or predict, could cause actual results to differ materially from those in our forward-looking statements. These factors include, among others, the following: (i) the strength of the local and national economy; (ii) changes in state and federal laws, regulations and governmental policies concerning our general business; (iii) changes in interest rates and prepayment rates of our assets; (iv) increased competition in the financial services sector and the inability to attract new customers; (v) timely development and acceptance of new products and services (vi)  changes in technology and the ability to develop and maintain secure and reliable electronic systems; (vii) the loss of key executives or employees; (viii) changes in consumer spending; (ix) integration of acquired businesses; (x) unexpected outcomes of existing or new litigation; (xi) changes in accounting policies and practices; (xii) the economic impact of armed conflict or terrorist acts involving the United States; (xiii) the ability to manage credit risk, forecast loan losses and maintain an adequate allowance for loan losses; (xiv) declines in the value of our investment portfolio; (xv) the ability to raise additional capital; and (xvi) declines in real estate values. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Additional information concerning Landmark Bancorp, Inc. and its business, including additional factors that could materially affect the Company’s financial results, is included in our filings with the Securities and Exchange Commission.

Financial Highlights

(Dollars in thousands, except per share data)

CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited):

	March 31,	December 31,
	2014	2013
ASSETS:
Cash and cash equivalents	$26,337	$29,735
Investment securities	306,552	305,517
Loans, net	411,551	414,016
Loans held for sale	9,247	7,864
Premises and equipment, net	21,006	20,634
Bank owned life insurance	17,469	17,342
Goodwill	17,532	17,532
Other intangible assets, net	4,613	4,811
Other assets	11,066	11,304
TOTAL ASSETS	$825,373	$828,755

LIABILITIES AND STOCKHOLDERS' EQUITY:
Deposits	$678,182	$687,486
Federal Home Loan Bank and other borrowings	71,543	68,744
Other liabilities	10,112	9,833
Total liabilities	759,837	766,063
Stockholders' equity	65,536	62,692
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$825,373	$828,755

LOANS (unaudited):

One-to-four family residential real estate	$126,166	$125,087
Construction and land	24,013	23,776
Commercial real estate	120,403	119,390
Commercial	58,991	61,383
Agriculture	58,713	62,287
Municipal	9,478	8,846
Consumer	19,394	18,600
Net deferred loan costs and loans in process	33	187
Allowance for loan losses	(5,640)	(5,540)
Loans, net	$411,551	$414,016

NON-PERFORMING ASSETS (unaudited):

Non-accrual loans	$8,533	$9,836
Accruing loans over 90 days past due	3,819	-
Non-performing investment securities	-	-
Real estate owned	245	400
Total non-performing assets	$12,597	$10,236

RATIOS (unaudited):

Loans 30-89 days delinquent and still accruing to gross loans outstanding	0.63%	0.34%
Total non-performing loans to gross loans outstanding	2.96%	2.35%
Total non-performing assets to total assets	1.53%	1.24%
Allowance for loan losses to gross loans outstanding	1.35%	1.32%
Allowance for loan losses to total non-performing loans	45.66%	56.32%
Equity to total assets	7.94%	7.56%
Tangible equity to tangible assets (1)	5.40%	5.00%
Book value per share (2)	$20.64	$19.96

(1) Tangible equity to tangible assets is a non-GAAP financial ratio calculated as stockholders' equity reduced by goodwill and other intangible assets, net divided by total assets reduced by goodwill and other intangible assets, net.

(2) Per share value at December 31, 2013 has been adjusted to give effect to the 5% stock dividend paid during December 2013.

Financial Highlights (continued)

(Dollars in thousands, except per share data)

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (unaudited):

	Three months ended March 31,
	2014	2013
Interest income:
Loans	$5,221	$3,958
Investment securities and other	1,584	1,219
Total interest income	6,805	5,177

Interest expense:
Deposits	326	386
Borrowed funds	479	409
Total interest expense	805	795

Net interest income	6,000	4,382
Provision for loan losses	150	300
Net interest income after provision for loan losses	5,850	4,082

Non-interest income:
Fees and service charges	1,670	1,308
Gains on sales of loans, net	1,116	1,030
Bank owned life insurance	127	153
Other	323	143
Total non-interest income	3,236	2,634

Non-interest expense:
Compensation and benefits	3,484	2,453
Occupancy and equipment	1,113	702
Professional fees	286	225
Amortization of intangibles	304	223
Data processing	369	217
Advertising	112	107
Federal deposit insurance premiums	132	108
Foreclosure and real estate owned expense	13	41
Other	998	805
Total non-interest expense	6,811	4,881

Earnings before income taxes	2,275	1,835
Income tax expense	576	395
Net earnings	$1,699	$1,440

Net earnings per share (1)
Basic	$0.54	$0.47
Diluted	0.53	0.46

Shares outstanding at end of period (1)	3,174,640	3,069,439

Weighted average common shares outstanding - basic (1)	3,149,090	3,068,855
Weighted average common shares outstanding - diluted (1)	3,187,742	3,119,740

OTHER DATA (unaudited):

Return on average assets (2)	0.84%	0.92%
Return on average equity (2)	10.81%	9.18%
Return on average tangible equity (2) (4)	16.50%	12.14%
Net interest margin (2) (3)	3.49%	3.38%

(1) Share and per share values at or for the period ended March 31, 2013 have been adjusted to give effect to the 5% stock dividend paid during December 2013.
(2) Information for the three months ended March 31 is annualized.
(3) Net interest margin is presented on a fully tax equivalent basis, using a 34% federal tax rate.
(4) Return on average tangible equity is a non-GAAP financial ratio calculated as net earnings divided by average stockholders' equity reduced by average goodwill and average other intangible assets, net.